UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A
Amendment No. 1
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 17, 2006
POLYPORE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-119224	57-1006871

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13800 South Lakes Drive, Charlotte, NC	28273

(Address of Principal Executive Offices)	(Zip Code)
(704) 587-8409

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Polypore, Inc. (the “Company”) is filing this Form 8-K/A to amend the Company’s Current Report on Form 8-K that was filed with the Securities and Exchange Commission on August 24, 2006, in order to update certain disclosures with respect to the Company’s restructuring plans at its facility in Wuppertal, Germany.
Item 2.05. Costs Associated with Exit or Disposal Activities.
     As part of the Company’s previously announced restructuring actions at its Wuppertal, Germany facility, the Company is continuing to refine its estimate of costs associated with the restructuring. Negotiations with the local Works Council are in process and an initial plan to shut down cellulosics production has been developed.
     Although the exact timing, costs and scope of the restructuring are subject to change, the Company expects to incur a restructuring charge of $36.0 million for the Company’s third fiscal quarter of 2006. The restructuring charge is expected to include cash charges of $18.1 million, consisting of $13.5 million for the layoff of 150 employees and $4.6 million for other costs related to the shutdown of portions of the Wuppertal facility that will no longer be used. These other costs are primarily driven by local regulations surrounding complete or partial shutdowns of a facility. The restructuring charge also includes a non-cash impairment charge of $17.9 million associated with certain buildings and equipment that will no longer be used once cellulosics production has ceased. The cash charges are expected to be paid over the next nine fiscal quarters.
Item 2.06. Material Impairments.
     On August 24, 2006, the Company filed a Current Report on Form 8-K under Item 2.05 disclosing that cellulosic hemodialysis membrane production at its Wuppertal, Germany facility was expected to cease by the end of 2006. On October 17, 2006, management and the Board of Directors determined that certain buildings and equipment are impaired since they will no longer be used after the shutdown of cellulosics production. As a result, the Company expects to record an impairment charge for the Company’s third fiscal quarter of 2006 of $17.9 million. The Company does not expect that this impairment charge will result in future cash expenditures.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYPORE, INC.
Date: October 20, 2006
/s/ Lynn Amos
Lynn Amos
Chief Financial Officer

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